Exhibit 99.1

Southern Copper Corporation to Issue Notes for US$400 million

Phoenix, Arizona, May 4, 2006 — Southern Copper Corporation (“SCC”) (NYSE and LSE: PCU), a subsidiary of Grupo Mexico, announced today it has priced an additional offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, of US$400 million 7.500% coupon Notes due 2035. The transaction is expected to close on May 9, 2006.

The Notes will be in addition to the US$600 million of existing 7.500% Notes due 2035 that SCC issued in July 2005. Net proceeds from the issuance of the Notes will be used to partially fund the US$600 million expansion program of SCC’s operations in Mexico and Peru.

The current transaction was issued at a spread of +240 basis points over the 30-year U.S. Treasury bond. The original issue in July 2005 was issued at a spread of +315 basis points over the 30-year U.S. Treasury bond. The demand for the Notes was over two times the size of the issue and came from over 70 institutional investors in the U.S., Europe, and Asia. The Notes are Investment Grade rated Baa2 by Moody’s, BBB- by Standard & Poors, and BBB- by Fitch.